UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2011

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 15, 2011, Venoco, Inc. (the “Company”) issued and sold $500 million aggregate principal amount of 8.875% senior notes due 2019 (the “Notes”) in a private placement (the “Private Placement”) conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are guaranteed by the Company’s principal subsidiaries (the “Guarantors”), and were sold pursuant to a purchase agreement with certain initial purchasers that contained customary terms regarding, among other things, representations and warranties, indemnification and contribution and fees and expenses.

Also on February 15, 2011, following the closing of the Private Placement, the Company repaid all amounts outstanding under, and terminated, its second lien term loan agreement. Certain of the underwriters of the Company’s recent common stock offering, certain of the initial purchasers of Notes in the Private Placement and/or their respective affiliates were lenders under the second lien term loan facility. The Company will also settle certain interest rate swap contracts related to the second lien term loan agreement and pay costs associated with such settlement.

The Notes were issued under and are governed by an indenture dated February 15, 2011 (the “Indenture”), among the Company, U.S. Bank Trust National Association, as trustee (“Trustee”), and the Guarantors.  The Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, undertaking transactions with the Company’s unrestricted affiliates and limitations on asset sales.  Indebtedness under the Notes may be accelerated in certain circumstances upon an event of default as set forth in the Indenture.

The Notes are senior unsecured obligations of the Company and rank pari passu with all of the Company’s existing and future senior debt and senior to any existing or future subordinated debt. The Notes are guaranteed on a senior unsecured basis by the Guarantors. The guarantees rank pari passu with all of the existing and future senior debt of the Guarantors.  The Notes and guarantees are effectively subordinated to the Company’s secured debt, to the extent of the assets securing such debt, including indebtedness under the Company’s revolving credit facility.

In connection with the Private Placement, the Company and the Guarantors entered into an exchange and registration rights agreement (the “Registration Rights Agreement”) with the initial purchasers of the Notes on February 15, 2011 pursuant to which the Company is obligated, within 180 days after the issuance of the Notes, to file with Securities and Exchange Commission under the Securities Act a registration statement with respect to an offer to exchange the Notes for substantially identical new notes of the Company.  The Company will be obligated to pay liquidated damages consisting of additional interest on the Notes if, within the periods specified in the agreement, it does not file the exchange offer registration statement or if certain other events occur.

Copies of the Indenture and the Registration Rights Agreement are filed herewith as Exhibits 4.1 and 10.1, respectively.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the agreements.

ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The information provided in Item 1.01 with respect to the termination of the second lien term loan agreement is incorporated herein by reference.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information provided in Item 1.01 is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit No.	Description

4.1	Indenture, dated as of February 15, 2011, by and among Venoco, Inc., the Guarantors named therein and U.S. Bank Trust National Association, as Trustee, relating to the 8.875% Senior Notes due 2019.

10.1

Exchange and Registration Rights Agreement, dated as of February 15, 2011, by and among Venoco, Inc., the Guarantors named in the indenture governing the 8.875% Senior Notes due 2019 and certain representatives of the initial purchasers of such notes identified therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2011

VENOCO, INC.

	By:	/s/ Timothy Marquez
	Name:	Timothy Marquez
	Title:	Chief Executive Officer